                                               Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-78219

                                Raytheon Company

            Offer to Exchange All Outstanding 6% Debentures Due 2010
             ($250,000,000 Aggregate Principal Amount Outstanding)
                                      for
                        6% Exchange Debentures Due 2010
                                      and
          Offer to Exchange All Outstanding 6.40% Debentures Due 2018
             ($550,000,000 Aggregate Principal Amount Outstanding)
                                      for
                       6.40% Exchange Debentures Due 2018

   We are offering to exchange up to $250,000,000 aggregate principal amount of our 6% Exchange Debentures Due 2010 that have been registered under the Securities Act of 1933 for the same aggregate principal amount of our outstanding 6% Debentures Due 2010. In addition, we are offering to exchange up to $550,000,000 aggregate principal amount of our 6.40% Exchange Debentures Due 2018 that have been registered under the Securities Act of 1933 for the same aggregate principal amount of our outstanding 6.40% Debentures Due 2018.

                          TERMS OF THE EXCHANGE OFFER

 .  Expires 5:00 P.M. New York City time on June 11, 1999, unless extended.

 . We will accept for exchange all outstanding debentures that are validly tendered and not validly withdrawn.

 . You may withdraw the tender of your debentures at any time prior to the expiration of the exchange offer.

 . The exchange offer is not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

 . We will not receive any proceeds from the consummation of the exchange offer.

 . We believe that the exchange of new debentures for outstanding debentures will not be a taxable exchange for U.S. federal income tax purposes.

 . We do not intend to apply for listing of any of the debentures to be issued on any securities exchange or to arrange for them to be quoted on any quotation system.

              TERMS OF THE DEBENTURES TO BE ISSUED IN THE EXCHANGE

 . The terms of the debentures to be issued in the exchange are substantially identical to the terms of the debentures for which the offer to exchange is being made, except that we believe that the debentures to be issued in the exchange will be freely transferable under the Securities Act of 1933 and will be issued free of any covenants regarding exchange and registration rights.

 . The debentures to be issued in the exchange and the debentures for which the offer to exchange is being made are redeemable at our option at any time at a redemption price determined as set forth in this Prospectus.

 . Interest will be payable on the debentures to be issued in the exchange semi-annually on June 15 and December 15 of each year, beginning June 15, 1999.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our offer or the debentures to be issued in the exchange or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire Prospectus (and the accompanying Letter of Transmittal and related documents) and any amendments of supplements carefully before making your investment decision.

                  The date of this Prospectus is May 18, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information......................................................   3
Disclosure Regarding Forward-Looking Statements............................   4
The Company................................................................   5
Recent Financial Developments..............................................   6
The Initial Debentures.....................................................   6
Use of Proceeds............................................................   6
Capitalization.............................................................   7
Ratio of Net Debt to Total Capitalization..................................   7
Ratio of Earnings to Fixed Charges.........................................   7
Selected Summary Financial Data............................................   8
Description of the Debentures..............................................   9
Certain United States Federal Income Tax Consequences......................  19
Exchange Offer.............................................................  20
Plan of Distribution.......................................................  26
Validity of Debentures.....................................................  27
Experts....................................................................  27

   Our principal executive offices are located at 141 Spring Street, Lexington, Massachusetts 02421. Our telephone number is (781) 862-6600.

   You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus or incorporated by reference in this Prospectus. We are not making offers to exchange the Debentures or soliciting offers to exchange the Debentures in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

   The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this Prospectus is accurate as of any other date.

                             AVAILABLE INFORMATION

   We have filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, relating to $250,000,000 aggregate principal amount of our 6% Exchange Debentures Due 2010, and $550,000,000 aggregate principal amount of our 6.40% Exchange Debentures Due 2018. We refer to the 6% Exchange Debentures Due 2010 and the 6.40% Exchange Debentures Due 2018 in this Prospectus together as the "Exchange Debentures." This Prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offer to exchange Exchange Debentures Due 2010 and Exchange Debentures Due 2018 for outstanding 6% Debentures Due 2010 and 6.40% Debentures Due 2018, respectively, you should refer to the Registration Statement, including its exhibits. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement and any other document we file at the SEC's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the worldwide web site (http://www.sec.gov) maintained by the SEC and at the SEC's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the operation of the Public Reference Section can be obtained by calling 1-800-SEC-0330. Our Class B common stock, $0.01 par value per share, and Class A common stock, $0.01 par value per share, are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, where reports, proxy statements and other information concerning Raytheon Company can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this Prospectus. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information.

   We incorporate by reference into this Prospectus (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and (2) any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the expiration date of the Exchange
Offer:

   Any statement contained in this Prospectus or in any documents, that are incorporated or deemed to be incorporated by reference into this Prospectus in whole or in part, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference into this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this Prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents). Such written requests should be addressed to:

         Secretary, Raytheon Company
         141 Spring Street
         Lexington, Massachusetts 02421

   You may direct telephone requests to the Secretary of Raytheon at (781) 862-6600. To obtain timely delivery of any of this information, please write or telephone us no later than June 7, 1999, the date five business days prior to the expected consummation of the Exchange Offer.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This Prospectus and the information we are incorporating by reference into it contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Prospectus and the information incorporated by reference into this Prospectus that we expect or anticipate will or may occur in the future, including, without limitation, certain statements included in this Prospectus under "The Company" and located elsewhere in this Prospectus regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including without limitation:

  . the significant considerations discussed in this Prospectus and the information incorporated by reference into this Prospectus;

  .  competition from others;

  . our ability to successfully complete the consolidation and reorganization of Raytheon Systems Company in a manner that avoids business disruptions and achieves anticipated cost and revenue synergies;

  . our ability to successfully implement our consolidation and cost reduction plans for Raytheon Engineers & Constructors;

  .  the magnitude and timing of new business awards;

  .  declines in the procurement portion of the U.S. defense budget;

  . our ability to detect and then achieve successful and timely resolution of all Year 2000 problems;

  .  changes in general economic and business conditions;

  . other factors which might be described from time to time in our filings with the Securities and Exchange Commission; and

  . other factors which are beyond our control and the control of our subsidiaries, including, without limitation, the preparedness of our critical suppliers to avoid Year 2000 related service and delivery interruptions.

   Consequently, all of the forward-looking statements we make in this Prospectus and the information we are incorporating by reference into this Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. Additionally, important factors that could cause actual results to differ materially from our expectations are disclosed in the documents we are incorporating by reference, including statements under "Item 1-Business" of our Annual Report on Form 10-K for the year ended December 31, 1998. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by any of those factors described above and in the documents containing such forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement.

                                RAYTHEON COMPANY

   Raytheon Company is a global technology leader, with worldwide 1998 sales of more than $19.5 billion. We provide products and services in the areas of defense and commercial electronics, business and special mission aircraft, and engineering and construction. We have operations throughout the United States and serve customers in more than 80 countries around the world.

Electronics

   Defense Electronics. Simultaneously with the consummation of the merger with the defense electronics business of Hughes Electronics Corporation ("Hughes Defense"), we announced the creation of Raytheon Systems Company ("RSC") to integrate our defense electronics businesses. RSC represents the combination and consolidation of four legacy defense organizations--Raytheon Electronic Systems, Raytheon E-Systems, Raytheon TI Systems and Hughes Defense.

   RSC is engaged in the design, manufacture and service of advanced electronic devices, equipment and systems for both government and commercial customers. In addition to defense electronic systems, RSC has been successful in the conversion of certain defense electronic technologies to commercial applications such as air traffic control, environmental monitoring and communications. RSC currently consists of the following five business units:

    Defense Systems--anti-ballistic missile systems; air defense; air-to-air, surface-to-air, and air-to-surface missiles; naval and maritime systems; ship self-defense systems; torpedoes; strike, interdiction and cruise missiles; and advanced munitions.

    Sensors and Electronic Systems-- radar; electronic warfare; infrared;
     laser; and GPS technologies. Programs are focused on land, naval, airborne and spaceborne systems used for surveillance, reconnaissance, targeting, navigation, commercial and scientific applications.

    Command, Control, Communication and Information Systems--command, control and communications systems; air traffic control systems; tactical radios; satellite communication ground control terminals; wide area surveillance systems; advanced transportation systems; simulators and simulation systems; ground-based information processing systems; large scale information retrieval, processing and distribution systems; and global broadcast systems.

    Aircraft Integration Systems--integration of airborne surveillance and intelligence systems; aircraft modifications; and head-of-state aircraft systems.

    Training and Services--training services and integrated training programs; technical services; and logistics and support.

   Commercial Electronics. Our commercial electronics businesses produce, among other things, marine radars and other marine electronics, transmit/receive modules for satellite communications projects and other electronic components for a wide range of applications.

Aircraft

   Raytheon Aircraft offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System (JPATS).

Engineering and Construction

   Raytheon Engineers & Constructors ("RE&C") is one of the largest engineering and construction firms in the United States, serving markets throughout the world. RE&C is engaged in the design, construction and maintenance of facilities and plants operated by a range of customers, including independent power producers, utilities, petroleum companies, pulp and paper companies, industrial concerns and governments.

                         RECENT FINANCIAL DEVELOPMENTS

   On April 22, 1999, we announced our financial results for the quarter ended April 4, 1999. Earnings for the quarter were $241 million, or $0.71 per diluted share, on sales of $4.9 billion, before the effect of an accounting change. Our reported net income for the quarter ended April 4, 1999 of $188 million, or $0.55 per diluted share, includes $53 million of after-tax adjustment related to the adoption of a new accounting standard for the cost of start-up activities. The increases in sales and net income were principally due to increases in sales in each of our business segments, and a 13% increase in operating income in our defense and commercial electronics segments.

                             THE INITIAL DEBENTURES

   On December 14, 1998, we issued $250,000,000 aggregate principal amount of our 6% Debentures Due 2010 and $550,000,000 of our 6.40% Debentures Due 2018 in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to the exemptions to such requirements provided by Rule 144A under this Act. These 6% Debentures Due 2010 are referred to in this Prospectus as the "Initial Debentures Due 2010," the 6.40% Debentures Due 2018 are referred to in this Prospectus as the "Initial Debentures Due 2018," and all of such debentures are referred to together as the "Initial Debentures."

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the Exchange Debentures. We used the net proceeds from the original sale of the Initial Debentures on December 14, 1998 to refinance commercial paper borrowings with various maturities and that bore interest at various rates.

                                 CAPITALIZATION

   The following table sets forth the capitalization of Raytheon Company as of December 31, 1998. This table should be read in conjunction with the Selected Summary Financial Data included elsewhere in this Prospectus and the financial statements, including the notes thereto, which are incorporated into this Prospectus by reference.

                                                                       As of
                                                                   December 31,
                                                                       1998
                                                                   -------------
                                                                   (in millions)
     Notes payable and current portion of long-term debt..........           827
     Long-term debt
       Initial Debentures.........................................           791
       Other long-term debt.......................................         7,372
         Total long-term debt.....................................         8,163
     Stockholders' equity.........................................        10,856
         Total capitalization.....................................        19,846

                   RATIO OF NET DEBT TO TOTAL CAPITALIZATION

   The following table sets forth Raytheon Company's consolidated ratio of net debt to total capitalization at the end of fiscal years 1998, 1997, 1996, 1995 and 1994:

                      Fiscal Year Ended December 31,
     ----------------------------------------------------------------------------------------------------
     1998             1997                      1996                      1995                      1994
     ----             ----                      ----                      ----                      ----
     44.1%            48.4%                     43.8%                     36.8%                     17.9%

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth Raytheon Company's consolidated ratio of earnings to fixed charges for the end of the fiscal years 1998, 1997, 1996, 1995 and 1994:


                        Fiscal Year Ended December 31,
     --------------------------------------------------------------------------------------------------------
     1998              1997                       1996                       1995                       1994
     ----              ----                       ----                       ----                       -----
     2.7x              2.7x                       4.6x                       6.0x                       12.0x

   For purposes of computing the ratio of earnings to fixed charges, earnings consist of net earnings, taxes on income and fixed charges (less capitalized interest) and fixed charges consist of interest expense, amortization of debt discount and issuance expense, the portion of rents representative of an interest factor and capitalized interest.

                        SELECTED SUMMARY FINANCIAL DATA

   The following tables present selected financial data for Raytheon Company. The fiscal year-end financial data have been derived from the audited financial statements of Raytheon Company incorporated by reference into this Prospectus and should be read in conjunction with such financial statements and related notes. The selected financial data of Raytheon for the 1998 and 1997 fiscal years include the results of TI Defense from July 11, 1997, and the results of Hughes Defense from December 17, 1997.

                                                        Fiscal year Ended
                                                          December 31,
                                                     -------------------------
                                                      1998     1997     1996
                                                     -------  -------  -------
                                                          (in millions)
Operating Data:
  Net sales......................................... $19,530  $13,673  $12,331
  Operating income..................................   2,036    1,084    1,198
  Interest expense..................................     739      397      256
  Net income........................................     864      527      761
  Other Data:
  EBITDA (a)........................................ $ 2,939  $ 1,606  $ 1,606
  Depreciation and amortization.....................     761      457      369
  Capital expenditures..............................     509      459      406
Net cash provided by (used in):
  Operating activities.............................. $   820  $   963  $   291
  Investing activities..............................     791   (2,856)    (938)
  Financing activities..............................  (1,486)   2,053      575
                                                       Fiscal Year
                                                     ended December
                                                           31,
                                                     ----------------
                                                      1998     1997
                                                     -------  -------
                                                      (in millions)
Balance Sheet Data:
  Net working capital............................... $ 1,957  $(1,982)
  Total assets......................................  27,939   28,598
  Debentures payable and current portion of long-
   term debt........................................     827    5,656
  Long-term debt and capitalized leases.............   8,163    4,406
  Stockholders' equity..............................  10,856   10,425

--------
(a) EBITDA represents income before interest, income taxes, depreciation (including certain amounts allocated to corporate overhead that are included in general and administrative expenses) and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. Raytheon has included EBITDA as it understands that EBITDA is used by certain investors as one measure of a company's ability to service debt.

                         DESCRIPTION OF THE DEBENTURES

   The Initial Debentures were, and the Exchange Debentures will be, issued under an Indenture dated as of July 3, 1995, as supplemented and amended by the Supplemental Indenture dated as of December 14, 1998, between Raytheon and The Bank of New York, as trustee. The following summary of certain provisions of the Indenture, the Initial Debentures and the Exchange Debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms contained in the Indenture and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended, the Initial Debentures and the Exchange Debentures. Copies of the Indenture, the Initial Debentures and the Exchange Debentures have been filed as exhibits to the registration statement of which this Prospectus is a part, and are available upon request from us. The Exchange Debentures are identical in all material respects to the Initial Debentures, except for certain transfer restrictions and registration rights relating to the Initial Debentures, and except that, if the Exchange Offer is not consummated before July 12, 1999, the interest rate on the Initial Debentures from and after such date until the consummation of the Exchange Offer will increase by .25% per annum. Capitalized terms used but not defined in the following summary have the respective meanings specified in the Indenture. Certain of these capitalized terms are defined below, see "-- Certain Definitions." Section references are to the Indenture unless otherwise indicated.

   References to the "Debentures Due 2010" below are to the Initial Debentures Due 2010 and Exchange Debentures Due 2010, treated as a single series of Security, and references to the "Debentures Due 2018" below are to the Initial Debentures Due 2018 and Exchange Debentures Due 2018, treated as a single series of Security. References below to the "Debentures" are to the Initial Debentures Due 2010, the Exchange Debentures Due 2010, the Initial Debentures Due 2018 and the Exchange Debentures Due 2018, collectively.

General

   The Debentures are limited to $800 million aggregate principal amount, consisting of $250 million principal amount of Debentures Due 2010 and $550 million principal amount of Debentures Due 2018. The Exchange Debentures of each series will be treated as a continuation of the Initial Debentures of such series for calculation of interest and all other purposes, except that the interest rate on the Initial Debentures may increase if the Exchange Offer is not consummated before July 12, 1999, as described above. The Debentures are senior unsecured obligations of Raytheon and will rank pari passu with all senior unsecured debt of Raytheon and will be senior to all existing and future subordinated debt of Raytheon, if any. Interest on the Debentures is payable in United States dollars at the office or agency of Raytheon in the Borough of Manhattan, the City of New York, New York or, at Raytheon's option, by check mailed to the address of the registered holder. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

   The Debentures Due 2010. Each Debenture Due 2010 bears interest from December 14, 1998, at 6% per annum, payable semiannually on June 15 and December 15 of each year, commencing June 15, 1999, to the person in whose name the Debenture Due 2010 is registered, subject to certain exceptions as provided in the Indenture, at the close of business on June 1 or December 1 (each a "Record Date"), as the case may be, immediately preceding such June 15 or December 15. The Debentures Due 2010 will mature on December 15, 2010, and are not subject to any sinking fund provision.

   The Debentures Due 2018. Each Debenture Due 2018 bears interest from December 14, 1998, at 6.40% per annum, payable semiannually on June 15 and December 15 of each year, commencing June 15, 1999, to the person in whose name the Debenture Due 2018 is registered, subject to certain exceptions as provided in the Indenture, at the close of business on the Record Date immediately preceding such June 15 or December 15. The Debentures Due 2018 will mature on December 15, 2018, and are not subject to any sinking fund provision.

Optional Redemption

   The Debentures Due 2010 and Debentures Due 2018 will be redeemable as a whole at any time or in part from time to time, at the option of Raytheon, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of such Debentures; and

     (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date discounted, in either case, to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 20 basis points, plus any interest accrued but not paid to the date of redemption.

   "Treasury Rate" means, with respect to any redemption date for the Debentures Due 2010 or the Debentures Due 2018, as the case may be,

     (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; if no maturity is within three months before or after the maturity date for the Debentures Due 2010 or the Debentures Due 2018, as the case may be, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month, or

     (2) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures Due 2010 or the Debentures Due 2018, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Raytheon.

   "Comparable Treasury Price" means with respect to any redemption date for the Debentures Due 2010 or the Debentures Due 2018, as the case may be,

     (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

     (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and two other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by the Trustee in consultation with Raytheon; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Raytheon shall substitute therefor another Primary Treasury Dealer.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable

Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

   Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Debentures to be redeemed.

   Unless Raytheon defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

   The Debentures will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples thereof. To the extent described under "--Book Entry; Delivery and Form" below, the principal of and interest on the Debentures will be payable and the transfer of the Debentures will be registrable through The Depository Trust Company ("DTC"). No service charge will be made for any registration of transfer or exchange of the Debentures, but Raytheon may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith (Section 305).

Events of Default

   The Indenture, with respect to any series of Securities then Outstanding, defines an Event of Default as any one of the following events:

     (1) default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

     (2) default in the payment of the principal of, or premium, if any, on any Security of that series when it shall become due and payable either at its Maturity, by declaration as authorized in the Indenture or otherwise;

     (3) failure to deposit any sinking fund payment when and as due by the terms of a Security of that series;

     (4) failure to perform any other covenants or agreements of Raytheon in the Indenture, other than covenants or agreements included in the Indenture solely for the benefit of a series or series of Securities thereunder other than that series, and continuance of such default for a period of 60 days after either the Trustee or the Holders of at least 25% of the principal amount of the outstanding Securities of that series have given written notice in the manner provided for therein specifying such failure as provided in the Indenture;

     (5) certain events in bankruptcy, insolvency or reorganization of Raytheon; and

     (6) any other Event of Default provided with respect to Securities of that series (Section 501). If an Event of Default occurs with respect to Securities of any series, the Trustee shall give the Holders of Securities of such series notice of such default, provided, however, that in the case of a default described in (4) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof (Section 602).

   If an Event of Default with respect to the Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% of the aggregate principal amount of the outstanding Securities of that series may declare the principal amount of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority of the aggregate principal amount of outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).

   The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the

Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority of the aggregate principal amount of the outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series (Section 512).

   No Holder of Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

     (1) such Holder previously has given to the Trustee under the Indenture written notice of a continuing Event of Default with respect to Securities of that series;

     (2) the Holders of at least 25% of the aggregate principal amount of the outstanding Securities of that series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee;

     (3) in the 60-day period following receipt of a written notice from a Holder, the Trustee has not received from the Holders of a majority of the aggregate principal amount of the outstanding Securities of that series a direction inconsistent with such request; and

     (4) the Trustee shall have failed to institute such proceeding within such 60-day period (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of and premium, if any, or interest on such Security on or after the respective due dates expressed in such Security (Section 508).

   Raytheon is required to furnish to the Trustee annually a statement as to the performance by Raytheon of certain of its obligations under the Indenture and as to any default in such performance (Section 1007).

   Any payment default on any Security regardless of amount, where the aggregate principal amount of the series of such Security exceeds $50 million, or any other default that causes acceleration of any such Security, would give rise to a cross-default under Raytheon's senior credit facilities. In certain circumstances, payment defaults on Securities may give rise to cross-defaults under guarantees of Raytheon related to various receivables facilities of certain subsidiaries of Raytheon.

Defeasance and Covenant Defeasance

   The Indenture provides that Raytheon may elect either:

     (1) to defease and be discharged from any and all obligations in respect of a series of Securities then outstanding, except for certain obligations to register the transfer of or exchange of such series of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold monies for payment in trust, ("defeasance"); or

     (2) to be released from its obligations with respect to such series of Securities under any covenants applicable to such series of Securities which are determined pursuant to Section 301 of the Indenture to be subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described in clause (4) under "Events of Default" above, insofar as with respect to covenants subject to covenant defeasance, shall no longer be an Event of Default, in the case of either (1) or (2) if Raytheon deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on such series of Securities on the dates such payments are due, which may include one or more redemption dates designated by Raytheon, and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such series of Securities. Such a trust may only be established if, among other things, (A) no Event of

  Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (B) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of Raytheon and Raytheon shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes, and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law, as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred.

   Raytheon may exercise its defeasance option with respect to such series of Securities notwithstanding its prior exercise of its covenant defeasance option. If Raytheon exercises its defeasance option, payment of such series of Securities may not be accelerated because of a subsequent Event of Default. If Raytheon exercises its covenant defeasance option, payment of such series of Securities may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event Raytheon omits to comply with its remaining obligations with respect to such series of Securities under the Indenture after exercising its covenant defeasance option and such series of Securities are declared due and payable because of the subsequent occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, Raytheon will remain liable in respect of such payments. See Article Thirteen and Article Fourteen of the Indenture.

Modification and Waiver

   Modifications and amendments of the Indenture may be made by Raytheon and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities of all series issued under the Indenture and affected by the modification or amendments, voting as a single class; provided, however, that no such modification or amendment may, without the consent of the Holders of all Securities affected thereby, among other things,

     (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security;

     (2) reduce the principal amount of, or the premium, if any, or interest on, any Security;

     (3) change the place or currency of payment of principal of, premium, if any, or interest on any Security;

     (4) impair the right to institute suit for the enforcement of any payment on any Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date; or

     (5) reduce the percentage of the principal amount of outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

   The Holders of a majority of the aggregate principal amount of the Securities of a series may, on behalf of all Holders of the Securities of such series, waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, if any, or interest or in the performance of certain covenants with respect to such series (Section
513).

Certain Covenants of the Corporation

   Raytheon is subject to certain covenants under the Indenture with respect to the Debentures.

   Limitation on Liens. Raytheon may not, nor may it permit any Significant Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (including any stock or other securities of any Person, including any Significant Subsidiary), or on any income or revenues or rights in respect of any thereof, unless the Securities of any series then or thereafter Outstanding shall be equally and ratably secured. This restriction does not apply, however, to

     (1) Liens on property or assets of Raytheon and its Subsidiaries existing on the date of the Indenture, provided that such Liens shall secure only those obligations which they secure as of the date of the Indenture;

     (2) any Lien existing on any property or asset prior to the acquisition thereof by Raytheon or any Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of Raytheon or any Subsidiary;

     (3) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside;

     (4) carriers', warehousemen's, mechanics', materialsmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, to the extent required by GAAP, have been set aside;

     (5) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

     (6) deposits to secure the performance of bids, trade contracts, other than for Indebtedness, leases, other than capital leases, statutory obligations, surety and appeal bonds, advance payment bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (7) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Raytheon or any of its Subsidiaries;

     (8) Liens upon any property acquired, constructed or improved by Raytheon or any Subsidiary which are created or incurred within 360 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, including carrying costs, but no other amounts, provided that any such Lien shall not apply to any other property of Raytheon or any Subsidiary;

     (9) Liens on the property or assets of any Subsidiary in favor of Raytheon;

     (10) extensions, renewals and replacements of Liens referred to in paragraphs (i) through (ix) above, provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

     (11) any Lien, of the type described in clause (3) of the definition below of the term "Lien," on securities imposed pursuant to an agreement entered into for the sale or disposition of such securities pending the closing of such sale or disposition; provided such sale or disposition is otherwise permitted hereunder;

     (12) Liens arising in connection with any Permitted Receivables Program, to the extent the sale by Raytheon or the applicable Subsidiary of its accounts receivable is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof;

     (13) Liens on the capital stock or assets of any Subsidiary that is not a Significant Subsidiary; and

     (14) Liens to secure Indebtedness if, immediately after the grant thereof, the aggregate amount of all Indebtedness secured by Liens that would not be permitted but for this clause (14) does not exceed 15% of the Stockholders' Equity as shown on the most recent consolidated balance sheet of Raytheon filed with the SEC pursuant to the Securities Exchange Act of 1934.

   Limitation on Sale/Leaseback Transactions. Transactions involving any sale and leaseback by Raytheon or any Significant Subsidiary of any Principal Property are prohibited, unless Raytheon or any such Significant Subsidiary, within 120 days after the effective date of the lease, applies to the retirement of any Funded Debt an amount equal to the greater of

     (1) the net proceeds of the sale of the property leased; or

     (2) the fair market value of the property leased within 90 days prior to the effective date of the lease.

   The amount to be so applied in respect of any such transaction will be reduced, however, by the principal amount of any Securities surrendered to the Trustee by Raytheon for cancellation and by the principal amount of Funded Debt other than Securities, voluntarily retired by Raytheon, within 120 days after the effective date of the lease, provided that no retirement may be effected by payment on the final maturity date or pursuant to mandatory sinking fund or prepayment provisions. This restriction does not apply, however, to Raytheon or any Significant Subsidiary:

     (1) entering into any transaction not involving a lease with a term of more than three (3) years;

     (2) entering into any transaction to the extent the Lien on any such property subject to such sale and leaseback would be permitted under the covenant described above under "Limitation on Liens"; or

     (3) entering into any transaction for the sale and leaseback of any property if such lease is entered into within 180 days after the later of the acquisition, completion of construction or commencement of operation of such property.

   Leveraged Transactions. Except for the limitations on liens and sale/leaseback transactions referred to above and on consolidations, mergers or transfers of Raytheon's assets substantially as an entirety referred to below, the Indenture and the terms of the Securities do not contain any covenants or other provisions designed to afford Holders of any Securities protection in the event of a highly leveraged transaction involving Raytheon.

Consolidation, Merger and Sale of Assets

   Raytheon may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person unless any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Raytheon's obligations under the Debentures by an indenture supplemental to the Indenture. The Trustee may receive an Opinion of Counsel as conclusive evidence of compliance with these provisions (Article Eight).

Certain Definitions

   Certain terms are defined in the Indenture and are used in this Prospectus as follows:

   "Debentures Closing Date" means December 14, 1998.

   "Debentures Due 2010" means a single series of Securities issued pursuant to the Indenture and designated either 6% Debentures Due 2010 or 6% Exchange Debentures due 2010, limited in aggregate principal amount to $250,000,000.

   "Debentures Due 2018" means a single series of Securities issued pursuant to the Indenture and designated either 6.40% Debentures due 2018 or 6.40% Exchange Debentures Due 2018, limited in aggregate principal amount to $550,000,000.

   "Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

   "GAAP" means generally accepted accounting principles applied on a consistent basis.

   "Holder" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof in whose name a Security is registered in the security register for such Securities maintained in accordance with the terms of the Indenture.

   "Indebtedness" of any Person shall mean, as at any date of determination, all indebtedness (including capitalized lease obligations) of such Person and its consolidated subsidiaries at such date that would be required to be included as a liability on a consolidated balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

   "Lien" means, with respect to any asset of any Person,

     (1) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset;

     (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; and

     (3) in the case of securities that constitute assets of such Person, any purchase option, call or similar right of a third party with respect to such securities.

   "Permitted Receivables Program" means any receivables securitization program pursuant to which Raytheon or any of the Subsidiaries sells accounts receivable to any non-Affiliate in a "true sale" transaction; provided, however, that any related indebtedness incurred to finance the purchase of such accounts receivable is not includible on the balance sheet, excluding the footnotes thereto, of Raytheon or any Subsidiary in accordance with GAAP and applicable regulations of the SEC.

   "Principal Property" means

     (1) Raytheon's principal office building; and

     (2) any manufacturing plant or principal research facility of Raytheon or any Significant Subsidiary which is located within the United States of America or Canada, except any such principal office building, plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by Raytheon and its Subsidiaries as an entirety.

   "Securities" means any Securities authenticated and delivered under the Indenture, including the Debentures.

   "Significant Subsidiary" means, at any time, any Subsidiary that would be a "Significant Subsidiary" at such time, as such term is defined in Regulation S-X promulgated by the SEC, as in effect on the date of the Indenture.

   "Stockholders' Equity" means, at any date of determination, the stockholders' equity at such date of Raytheon and its Subsidiaries, as determined in accordance with GAAP.

   "Subsidiary" means any corporation, partnership, limited liability company, joint venture, trust or unincorporated organization more than 50% of the outstanding voting interest of which is owned, directly or indirectly, by Raytheon or by one or more other Subsidiaries, or by Raytheon and one or more other Subsidiaries.

Concerning the Trustee

   The Bank of New York is Trustee under the Indenture. The Trustee performs services for Raytheon in the ordinary course of business.

Book-Entry; Delivery and Form

   The certificates representing the Initial Debentures have been, and the Exchange Debentures will be, issued in fully registered form without interest coupons. Each series of Debentures sold in offshore transactions in reliance on Regulation S were initially represented by one or more permanent global Debentures in definitive, fully registered form without interest coupons and which was deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank.

   Each series of Initial Debentures sold in reliance on Rule 144A are represented by one or more permanent global Debentures in definitive, fully registered form without interest coupons which was deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

   Each Global Security, and any Debentures issued for exchange therefor, are subject to certain restrictions on transfer set forth in such securities.

   Ownership of beneficial interests in a Global Security will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants, Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933 may hold their interests in a 144A Global Security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

   Investors may hold their interests in a Regulation S Global Security directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through other organizations that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Securities on behalf of their participants through DTC.

   So long as DTC, or its nominee, is the registered owner or holder of a Global Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Security for all purposes under the Indenture and the Debentures. No beneficial owner of an interest in a Global Security will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

   Payments of the principal of, and interest on, a Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Raytheon, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

   Raytheon expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee. Raytheon also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Raytheon expects that DTC will take any action permitted to be taken by a Holder of Debentures, including the presentation of Debentures for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in a Global Security is credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Debentures, DTC will exchange the applicable Global Security for Certificated Securities, which it will distribute to its participants and which may be legended as required by the Indenture.

   Raytheon understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Security among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Raytheon nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   If DTC is at any time unwilling or unable to continue as a depositary for the Global Securities and a successor depositary is not appointed by Raytheon within 90 days, Raytheon will issue Certificated Securities, which may bear certain legends referred to in the Indenture, in exchange for the Global Securities. Holders of an interest in a Global Security may receive Certificated Securities, which may bear certain legends, in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

Same-Day Settlement and Payment

   So long as DTC continues to make its settlement system available to Raytheon, all payments of principal of and interest on the Debentures will be made by Raytheon in immediately available funds.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

   The following discussion of certain of the anticipated federal income tax consequences of an exchange of the Initial Debentures for Exchange Debentures and of the purchase at original issue, ownership, and disposition of the Exchange Debentures is based upon the provisions of the Internal Revenue Code of l986, as amended, the final, temporary, and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to you individually, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold Exchange Debentures as part of a straddle or conversion transactions, persons that purchase the Exchange Debentures from other holders at a discount or a premium or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the Exchange Debentures as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

You are advised to consult your own tax advisors regarding the Federal, state, local, and foreign tax consequences of the exchange and the ownership and disposition of Exchange Debentures.

Certain Income Tax Effects Of The Exchange Offer

   Subject to the limitation set forth above, your exchange of Initial Debentures for Exchange Debentures will not be a taxable event for you, and you will not recognize any taxable gain or loss as a result of this exchange. Accordingly, you would have the same adjusted basis and holding period in the Exchange Debentures as you had in the Initial Debentures immediately before the exchange. Further, the tax consequences of ownership and disposition of any Exchange Debentures by you will be the same as the tax consequences of ownership and disposition of Initial Debentures.

General

   Non-U.S. Holders. The following summary describes certain United States federal income tax consequences under current law that may be relevant to a beneficial owner of the Exchange Debentures that is not
     (1) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia; or

     (2) a person otherwise subject to United States federal income taxation on its worldwide income (any of the foregoing, a "Non-U.S. Holder").

   This summary addresses only issues concerning Non-U.S. Holders that are initial holders of the Exchange Debentures and that will hold the Exchange Debentures as capital assets. It does not address the tax considerations applicable to Non-U.S. Holders if income or gain in respect of the Exchange Debentures is effectively connected with the conduct of a trade or business in the United States.

   Generally, payments of interest made with respect to the Exchange Debentures to a Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that:

     (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Raytheon entitled to vote;

     (2) the Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to Raytheon through stock ownership; and

     (3) the Non-U.S. Holder complies with applicable certification requirements.

   Any capital gain realized on the sale, exchange, retirement or other disposition of an Exchange Debenture by a Non-U.S. Holder will not be subject to United States federal income or withholding taxes unless such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either has a "tax home" (as defined for United States federal income tax purposes) in the United States or an office or other fixed place of business in the United States to which the sale or disposition is attributable.

   The Exchange Debentures will not be includible in the estate of a Non-U.S. Holder provided the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Raytheon entitled to vote.

   Information Reporting and Backup Withholding. You may be subject to information reporting and backup withholding at a rate of 31% on certain amounts paid to you unless you provide proof of an applicable exemption, including a general exemption for Non-U.S. Holders and for corporations, or correct taxpayer identification number, and otherwise comply with applicable requirements of the information reporting and backup withholding rules. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

   1997 Regulations. On October 6, 1997, the United States Department of the Treasury issued new regulations relating to withholding, backup withholding and information reporting, which apply to payments made after December 31, 1999, subject to certain transition rules. Among other things, these regulations unify certain forms and procedures for certification, and clarify certain reliance standards. Prospective investors should consult their own tax advisors regarding the effect of these regulations.

                                 EXCHANGE OFFER

General

   We hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, which together constitute the Exchange Offer, to exchange up to $250,000,000 aggregate principal amount of Exchange Debentures Due 2010 and $550,000,000 aggregate principal amount of Exchange Debentures Due 2018 for the same aggregate principal amounts of Initial Debentures Due 2010 and Initial Debentures Due 2018, respectively, properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. We are making the Exchange Offer for all of the Initial Debentures Due 2010 and Initial Debentures Due 2018; the total aggregate principal amount of Initial Debentures Due 2010 and Exchange Debentures Due 2010 will not exceed $250,000,000 and the total aggregate principal amount of Initial Debentures Due 2018 and Exchange Debentures Due 2018 will not exceed $550,000,000.

Purpose Of The Exchange Offer

   Under the terms of the Registration Rights Agreement, dated December 9, 1998, among Raytheon and Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers of the Initial Debentures, we are required to file with the SEC and use our reasonable best efforts to cause to become effective a registration statement with respect to issues of Exchange Debentures identical in all material respects to the Initial Debentures and, upon becoming effective, to offer the Holders of the Debentures of each series the opportunity to exchange their Initial Debentures for the Exchange Debentures of the identical series.

   We will be entitled to close the Exchange Offer provided that we have accepted all Initial Debentures that have been validly tendered in accordance with the terms of the Exchange Offer. Initial Debentures not tendered in the Exchange Offer shall bear interest at the same rates in effect at the time of issuance of the Debentures.

Expiration Date; Extensions; Termination; Amendments

   The Exchange Offer will expire at 5:00 p.m., New York City time, on June 11, 1999, unless we, in our sole discretion, extend the period of time described below for which the Exchange Offer is open. The expiration date will be at least 20 days after the commencement of the Exchange Offer, or longer if required by applicable law. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and as a result delay acceptance for exchange of any Initial Debentures by giving oral notice, which shall be confirmed in writing, or written notice to the Exchange Agent and by giving written notice of this extension to the holders of the Initial Debentures or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the Exchange Offer for a specified period of time. During any such extension, all Initial Debentures previously tendered will remain subject to the Exchange Offer.

   In addition, we expressly reserve the right to terminate or amend the Exchange Offer and not to accept for exchange any Initial Debentures not previously accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer". If any such termination or amendment occurs, we will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Debentures as promptly as practicable.

Procedures for Tendering Initial Debentures

   Your tender to us of Initial Debentures as set forth below and the acceptance by us of such tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

   You may tender Initial Debentures by (1) properly completing and signing the Letter of Transmittal or a facsimile copy of the Letter of Transmittal and delivering it, together with the certificate or certificates representing the Initial Debentures being tendered, if any, and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to 5:00 p.m., New York City time, on the expiration date, or complying with the procedure for book-entry transfer described below, or (2) complying with the guaranteed delivery procedures described below.

   The method of delivery of Initial Debentures, Letters of Transmittal and all other required documents is at your election and risk and the delivery will be deemed made only when actually received by the Exchange Agent. If such delivery is by mail, we recommend that registered mail properly insured, with return receipt requested, or an overnight or hand delivery service, be used. In all cases, sufficient time should be allowed to insure timely delivery. No Initial Debentures or Letters of Transmittal should be sent to us.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Initial Debentures surrendered for exchange pursuant thereto are tendered (1) by a registered holder of the Initial Debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (2) for the account of an Eligible Institution as defined herein. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a participant in a recognized signature guaranty medallion program (each an "Eligible Institution"). If Initial Debentures are registered in the name of a person other than a signer of the Letter of Transmittal, the Initial Debentures surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

   The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Initial Debentures at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Initial Debentures by causing such book-entry transfer facility to transfer such Initial Debentures into the Exchange Agent's account with respect to the Initial Debentures in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Initial Debentures may be effected through book-entry transfer in the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   If you desire to accept the Exchange Offer and time will not permit a Letter of Transmittal or Initial Debentures to reach the Exchange Agent on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect an exchange if the Exchange Agent has received at its address or facsimile number set forth below on or prior to the Expiration Date a letter, telegram or facsimile from an Eligible Institution setting forth your name and address, the name in which the Initial Debentures are registered and, if possible, the certificate number or numbers of the certificate or certificates representing the Initial Debentures to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Initial Debentures in proper form for transfer, or a confirmation of book-entry transfer of such Initial Debentures into the Exchange Agent's account at the book-entry transfer facility, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal and any other required documents. Unless Initial Debentures being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above, accompanied or preceded by a properly completed Letter of Transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of a Notice of Guaranteed Delivery which may be used by an Eligible Institution for the purposes described in this paragraph from the Exchange Agent.

   Your tender will be deemed to have been received as of the date when (1) your properly completed and duly signed Letter of Transmittal accompanied by the Initial Debentures, or a confirmation of book-entry transfer of such Initial Debentures into the Exchange Agent's account at the book-entry transfer facility, is received by the Exchange Agent, or (2) a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Debentures in exchange for Initial Debentures tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect by an Eligible Institution will be made only against deposit of the Letter of Transmittal and any other required documents and the tendered Initial Debentures.

   All questions as to the validity, form, eligibility, time of receipt and acceptance of Initial Debentures tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding on all parties. We reserve the right to reject any and all tenders of any particular Initial Debentures not properly tendered or reject any particular shares of Initial Debentures the acceptance of which might, in our judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or condition of the Exchange Offer as to any particular Initial Debentures either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Initial Debentures in the Exchange Offer. The interpretation of the terms and conditions of the Exchange Offer, including the Letter of Transmittal and the instructions thereto, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Debentures for exchange must be cured within such time as we shall determine. Neither us nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Debentures for exchange, nor shall any of them incur any liability for failure to give such notification.

   If the Letter of Transmittal or any Initial Debentures or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

   If you are not a broker-dealer or are a broker-dealer but are not receiving Exchange Debentures for your own account, by tendering you will represent to us that, among other things, the Exchange Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, that you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of such Exchange Debentures and you are not an "affiliate" of Raytheon as defined in Rule 405 under the Securities Act of 1933 or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933, to the extent applicable. Each broker-dealer that is receiving Exchange Debentures for its own account in exchange for Initial Debentures that were acquired as a result of market-making or other trading activities will represent to us that it will deliver a prospectus in connection with any resale of such Initial Debentures.

   In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any Initial Debentures that remain outstanding subsequent to the expiration date, or, as set forth under "--Certain Conditions to the Exchange Offer", to terminate the Exchange Offer and (2) to the extent permitted by applicable law, purchase Initial Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

Withdrawal Rights

   You may withdraw tenders of Initial Debentures at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal sent by letter, telegram or facsimile must be received by the Exchange Agent at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date at its address or facsimile number set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Initial Debentures to be withdrawn (the "Depositor"), the name in which the Initial Debentures are registered or, if tendered by book-entry transfer, the name of the participant listing as the owner of such Initial Debentures, if different from that of the Depositor, (ii) identify the Initial Debentures to be withdrawn, including the certificate number of numbers of the certificate or certificates representing such Initial Debentures and the aggregate principal amount of such Initial Debentures, (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Debentures were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the Transfer Agent with respect to the Initial Debentures to register the transfer of such Initial Debentures into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us in our sole discretion, which determination will be final and binding on all parties. Any Initial Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Debentures will be issued with respect thereto unless the Initial Debentures so withdrawn are validly retendered. Any Initial Debentures which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Initial Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering Initial Debentures" at any time prior to the Expiration Date.

Acceptance of Initial Debentures for Exchange; Delivery of Exchange Debentures

   Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Initial Debentures properly tendered and will issue the Exchange Debentures promptly after acceptance of the Exchange Offer. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Initial Debentures for exchange when we have given oral or written notice thereof to the Exchange Agent.

   In all cases, issuance of the Exchange Debentures in exchange for Initial Debentures pursuant to the Exchange Offer will be made only after timely receipt by us of such Initial Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Initial Debentures are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted Initial Debentures will be returned without expense to the tendering holder thereof as promptly as practicable after the rejection of such tender or the expiration or termination of the Exchange Offer.

Untendered Initial Debentures

   Holders of Initial Debentures whose Initial Debentures are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Initial Debentures and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the Exchange Offer, the holders of Initial Debentures will continue to be subject to the existing restrictions upon transfer thereof and, except as provided in this Prospectus, we will have no further obligation to such holders to provide for the registration under the Securities Act of 1933 of the Initial Debentures held by them. To the extent that Initial Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Initial Debentures could be adversely affected.

Certain Conditions to the Exchange Offer

   Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or issue Exchange Debentures in exchange for, any Initial Debentures, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Initial Debentures for exchange, any of the following events shall occur:

     (1) an injunction, order or decree shall have been issued by any court or governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the Exchange Offer; or

     (2) there shall occur a change in the current interpretation of the staff of the Commission which current interpretation permits the Exchange Debentures issued pursuant to the Exchange Offer in exchange for the Initial Debentures to be offered for resale, resold and otherwise transferred by holders thereof, other than (1) a broker-dealer who purchases such Exchange Debentures directly from Raytheon to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act of 1933 or (2) a person that is an affiliate of Raytheon within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that such Exchange Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of Exchange Debentures.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

   If we determine that we may terminate the Exchange Offer, as set forth above, we may (1) refuse to accept any Initial Debentures and return any Initial Debentures that have been tendered to their holders, (2) extend the Exchange Offer and retain all Initial Debentures tendered prior to the expiration date, subject to the rights of such holders of tendered shares of Initial Debentures to withdraw their tendered Initial Debentures, or (3) waive such termination event with respect to the Exchange Offer and accept all properly tendered Initial Debentures that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, we will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Initial Debentures, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Initial Debentures, if the Exchange Offer would otherwise expire during such period.

   In addition, we will not accept for exchange any Initial Debentures tendered, and no Exchange Debentures will be issued in exchange for any such Initial Debentures, if at any time any stop order shall be threatened by the SEC or in effect with respect to the Registration Statement.

   The Exchange Offer is not conditioned on any minimum principal amount of Initial Debentures being tendered for exchange.

Exchange Agent

   The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions regarding Exchange Offer procedures should be directed to the Exchange Agent addressed as follows:

                 By Mail:                    By Hand or Overnight Delivery:
           The Bank of New York                   The Bank of New York
         Corporate Trust Division               Corporate Trust Division
         101 Barclay Street, 21 W               101 Barclay Street, 21 W
         New York, New York 10286               New York, New York 10286
         Attention: Diane Amoroso               Attention: Diane Amoroso
           Reorganization Unit                     Reorganization Unit

                           By Facsimile: (212) 815-6339
                       Confirm by Telephone: (212) 815-5076

   The Bank of New York is also the Transfer Agent for the Initial Debentures and Exchange Debentures.

Solicitation of Tenders; Fees and Expenses

   We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by us in connection with the Exchange Offer will be paid by us.

   No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Initial Debentures in any jurisdiction in which the making of the Exchange Offer or the acceptance of Initial Debentures would not be in compliance with the laws of such jurisdiction.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of Initial Debentures pursuant to the Exchange Offer. If, however, certificates representing Exchange Debentures or Initial Debentures not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Initial Debentures tendered, or if tendered Initial Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Exchange Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holders.

Accounting Treatment

   No gain or loss for accounting purposes will be recognized by us upon the consummation of the Exchange Offer. Expenses incurred in connection with the issuance of the Exchange Debentures will be amortized by us over the term of the Exchange Debentures under generally accepted accounting principles.

                              PLAN OF DISTRIBUTION

   Based on no-action letters issued by the staff of the SEC to third parties, we believe that the Exchange Debentures issued pursuant to the Exchange Offer in exchange for Initial Debentures may be offered for resale, resold and otherwise transferred by holders thereof other than (1) a broker-dealer who purchases such Exchange Debentures directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933 or (2) a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 provided that Exchange Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Debentures. Any holder of Initial Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures could not rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. Thus, any Exchange Debentures acquired by such holders will not be freely transferable except in compliance with the Securities Act of 1933.

   Each broker-dealer that receives Exchange Debentures for its own account in exchange for Initial Debentures acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. For a period of 90 days after the Expiration Date, this Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such Exchange Debentures. During such 90-day period, we will use our reasonable best efforts to make this Prospectus available to any broker-dealer for use in connection with such resale, provided that such broker-dealer indicates in the Letter of Transmittal that it is a broker-dealer.

   We will not receive any proceeds from any sale of Exchange Debentures by broker-dealers. Exchange Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Debentures. Any broker-dealer that resells Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of Exchange Debentures and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act of 1933. The Letter of Transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   We will indemnify the holders of the Exchange Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF DEBENTURES

   The validity of the Exchange Debentures will be passed upon for Raytheon by Thomas D. Hyde, Esq., the Senior Vice President and Secretary of Raytheon Company.

                                    EXPERTS

   Our consolidated balance sheets as of December 31, 1998 and 1997 and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 and the related financial statement schedule, incorporated by reference in this Registration Statement, have been incorporated into this Registration Statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.